UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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Park Electrochemical Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other than Registrant)

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June 14, 2019

Dear Park Shareholder,

The Annual Meeting of Shareholders of Park Electrochemical Corp. will be held on Tuesday, July 16, 2019 at 11:00 A.M. As in recent past years, the Meeting will be held at the offices of the Company, 48 South Service Road, Melville, New York.

This year, in addition to the customary election of directors, advisory approval of executive officers’ compensation and ratification of the appointment of the Company’s independent registered public accounting firm, you are being asked to approve the change of the Company’s name from Park Electrochemical Corp. to Park Aerospace Corp. The name change is consistent with the completion of the transformation of the Company from an electronics company to an aerospace company. These proposals are more fully described in the accompanying Notice and Proxy Statement.

At our Annual Meeting, we plan to review and discuss recent developments and items of interest related to Park’s aerospace business. We also will be available to answer questions and inquiries about our business and business activities.

We hope to see you at the Annual Meeting.

Sincerely,

Brian E. Shore
Chairman and Chief Executive Officer

PARK ELECTROCHEMICAL CORP.
48 South Service Road
Melville, New York 11747

Notice of Annual Meeting of Shareholders

July 16, 2019

The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the “Company”) will be held at the offices of the Company, 48 South Service Road, Melville, New York on Tuesday, July 16, 2019 at 11:00 A.M., New York time, for the following purposes:

1.	To elect the five (5) directors named in the accompanying Proxy Statement to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve, on an advisory (non-binding) basis, the compensation of the named executive officers;

3.

To approve an amendment of the Restated Certificate of Incorporation of the Company, dated March 28, 1989, as amended, to change the name of the Company from “Park Electrochemical Corp.” to “Park Aerospace Corp.”;

4.	To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 1, 2020; and

5.	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on June 7, 2019 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Stephen E. Gilhuley
Executive Vice President – Administration
and Secretary

Dated: June 14, 2019

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PARK ELECTROCHEMICAL CORP.
48 South Service Road
Melville, New York 11747

P R O X Y S T A T E M E N T

Annual Meeting of Shareholders
July 16, 2019

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Park Electrochemical Corp. (the “Company”) of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 16, 2019, and any adjournment or postponement thereof (the “Meeting”). Any shareholder of record giving a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke it at any time before it is voted by (i) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Company, (ii) submitting a later-dated proxy or (iii) attending the Meeting and voting in person. A beneficial owner (an owner who is not a shareholder of record) will receive a voting instruction form from such owner’s bank, broker or other nominee. To revoke any prior instruction, a beneficial owner should contact such owner’s bank, broker or other nominee prior to the time such bank, broker or other nominee exercises the voting instruction.

This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 14, 2019 to all shareholders of record as of the close of business on June 7, 2019.

Driving directions can be obtained from the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, NY 11747 or sgilhuley@parkelectro.com or mbarkochva@parkelectro.com or (631) 465-3612.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on July 16, 2019:

This Proxy Statement for the 2019 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2019 are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders”. References to the Company’s web site in this Proxy Statement are not intended to function as hyperlinks and, except as specified herein, the information contained on, or that can be accessed through, such website is not part of this Proxy Statement.

VOTING SECURITIES

As of June 7, 2019, the outstanding voting securities of the Company consisted of 20,492,153 shares of Common Stock, par value $.10 per share, of the Company (the “Common Stock”), each of which is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum.

As of June 7, 2019, all directors and executive officers of the Company as a group (10 persons) beneficially owned an aggregate of 1,727,523 shares of Common Stock (including an aggregate of 386,509 shares which such directors and executive officers may acquire pursuant to options that are exercisable as of June 7, 2019 or will become exercisable within 60 days thereafter), constituting approximately 8.3% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

STOCK OWNERSHIP

Beneficial Ownership of Principal Shareholders

The following table sets forth information as of June 7, 2019 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each person (including any “group” of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to the Company to be the beneficial owner (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,855,703(a)	13.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,817,619(b)	8.9%
Raging Capital Management, LLC William C. Martin Ten Princeton Avenue P.O. Box 228 Rocky Hill, NJ 08553	1,740,303(c)	8.5%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,614,030(d)	7.9%
Brian E. Shore c/o Park Electrochemical Corp. 48 South Service Road Melville, NY 11747	1,517,769(e)	7.3%
Peter Shore 31 Harbor Park Drive Centerport, NY 11721	1,203,658(f)	5.9%
Robin Shore 159 Chestnut Street Cambridge, MA 02139	1,200,659(g)	5.9%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,179,072(h)	5.8%

(a)

BlackRock, Inc., a parent holding company, holds sole voting power over 2,855,703 of such shares and sole dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on January 2, 2019 under the Exchange Act, which represented approximately 13.9% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(b)

The Vanguard Group, a parent holding company, holds sole voting power over 29,935 of such shares, shared voting power over 1,086 of such shares, sole dispositive power over 1,787,712 of such shares and shared dispositive power over 29,907 of such shares, based on an amendment to its Schedule 13G filed on February 11, 2019 under the Exchange Act, which represented approximately 8.9% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(c)

Raging Capital Management, LLC, a parent holding company, and William C. Martin, Chairman, Chief Investment Officer and Managing Member of Raging Capital Management, LLC, hold shared voting power and shared dispositive power over all of such shares, based on the Schedule 13G filed on February 14, 2019 under the Exchange Act, which represented approximately 8.5% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(d)

Renaissance Technologies LLC, an investment adviser, and Renaissance Technologies Holdings Corporation, because of its majority ownership of Renaissance Technologies LLC, holds sole voting power and sole dispositive power over 1,534,900 of such shares and shared dispositive power over 29,871 of such shares, based on an amendment to its Schedule 13G filed on February 13, 2019 under the Exchange Act, which represented approximately 7.9% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(e)

Includes 196,250 shares which Mr. Shore may acquire pursuant to options exercisable as of, or within 60 days after, June 7, 2019, 728,599 shares owned by the estate of the late Mr. Jerry Shore of which estate Brian E. Shore is a co-executor, with his siblings, Peter Shore and Robin Shore, and of which shares he disclaims beneficial ownership except to the extent of his pecuniary interest therein, and 168,615 shares owned by the estate of the late Cecile Shore, spouse of the late Jerry Shore, of which estate Brian E. Shore is a co-executor, with his siblings, Peter Shore and Robin Shore, and of which shares he disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Shore holds sole voting power and sole dispositive power over 424,305 of such shares and shared voting power and shared dispositive power over 897,214 of such shares. All such shares represented approximately 7.3% of the outstanding shares of the Company’s Common Stock as of June 7, 2019 (giving effect to the exercise of such options).

(f)

Based on information provided to the Company by Peter Shore. Includes 728,599 shares owned by the estate of the late Jerry Shore, of which estate Peter Shore is a co-executor, with his siblings, Brian E. Shore and Robin Shore, and of which shares he disclaims beneficial ownership except to the extent of his pecuniary interest therein, and 168,615 shares owned by the estate of the late Cecile Shore, spouse of the late Jerry Shore, of which estate Peter Shore is a co-executor, with his siblings, Brian E. Shore and Robin Shore, and of which shares he disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Shore holds sole voting power and sole dispositive power over 306,444 of such shares and shared voting power and shared dispositive power over 897,214 of such shares. All such shares represented approximately 5.9% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(g)

Based on information provided to the Company by Robin Shore. Includes 728,599 shares owned by the estate of the late Jerry Shore, of which estate Robin Shore is a co-executor, with her siblings, Brian E. Shore and Peter Shore, and of which shares she disclaims beneficial ownership except to the extent of her pecuniary interest therein, and 168,615 shares owned by the estate of the late Cecile Shore, spouse of the late Jerry Shore, of which estate Robin Shore is a co-executor, with her siblings, Brian E. Shore and Peter Shore, and of which shares she disclaims beneficial ownership except to the extent of her pecuniary interest therein. Ms. Shore holds sole voting power and sole dispositive power over 303,445 of such shares and shared voting power and shared dispositive power over 897,214 of such shares. All such shares represented approximately 5.9% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

(h)

Dimensional Fund Advisors LP, an investment adviser, holds sole voting power over 1,179,072 of such shares and sole dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on February 8, 2019 under the Exchange Act, which represented approximately 5.8% of the outstanding shares of the Company’s Common Stock as of June 7, 2019.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of June 7, 2019 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and nominee, by each executive officer of the Company who is identified in the “Summary Compensation Table” elsewhere in this Proxy Statement and by all directors and executive officers of the Company as a group (including shares which such persons may acquire pursuant to options that are exercisable as of June 7, 2019 or within 60 days thereafter). Each owner, except Mr. Shore, holds sole voting power and sole dispositive power over the shares of Common Stock listed below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dale Blanchfield	18,750(a)	*
Emily J. Groehl	18,759(b)	*
Brian E. Shore	1,517,769(c)	7.3%
Carl W. Smith	8,875(d)	*
Steven T. Warshaw	22,000(e)	*
P. Matthew Farabaugh	45,785(f)	*
Mark A. Esquivel	24,375(g)	*
Stephen E. Gilhuley	51,210(h)	*
Constantine Petropoulos	19,000(i)	*
All directors and executive officers as a group (10 persons)	1,727,523(j)	8.4%

*	Less than 1%
(a)	Includes 17,250 shares which Mr. Blanchfield may acquire pursuant to options.
(b)	Includes 17,759 shares which Ms. Groehl may acquire pursuant to options.
(c)	See note (e) to the table under “Stock Ownership – Principal Shareholders” for information with respect to these shares.
(d)	Includes 7,875 shares which Mr. Smith may acquire pursuant to options.
(e)	Includes 15,000 shares which Mr. Warshaw may acquire pursuant to options.
(f)	Includes 42,500 shares which Mr. Farabaugh may acquire pursuant to options.
(g)	Consists of 24,375 shares which Mr. Esquivel may acquire pursuant to options.
(h)	Includes 46,500 shares which Mr. Gilhuley may acquire pursuant to options.
(i)	Consists of 19,000 shares which Mr. Petropoulos may acquire pursuant to options.
(j)

Consists of 1,341,014 shares beneficially owned by directors and executive officers and 386,509 shares issuable to directors and executive officers upon exercise of options that are exercisable as of June 7, 2019 or will become exercisable within 60 days thereafter.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board to be elected at the Meeting consists of five members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected by the shareholders. If any of the nominees does not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. Each of the five nominees who receives a majority of the votes cast at the Meeting in person or by proxy shall be elected, and abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” each of the five nominees as a director of the Company.

Each of the nominees is presently a member of the Board.

Name	Positions with the Company	Age	Director Since
Dale Blanchfield	Director	81	2004
Emily J. Groehl	Director	72	2010
Brian E. Shore	Director, Chairman of the Board and Chief Executive Officer	67	1983
Carl W. Smith	Director	71	2015
Steven T. Warshaw	Director	70	2004

Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Dale E. Blanchfield has been a director of the Company since 2004 and has been the Company’s Lead Independent Director since October 2012. See “Board Leadership Structure – Lead Independent Director” elsewhere in this Proxy Statement. Mr. Blanchfield worked in leadership positions in the U.S. printed circuit board industry continuously from 1958 until his retirement in 2003. From 1990 to 2003, Mr. Blanchfield was President of the Electronics Division of The Bureau of Engraving Inc., a manufacturer of specialized, high-volume, high layer count printed circuit boards, located in Minneapolis, Minnesota. During his career, Mr. Blanchfield has traveled extensively internationally and established a number of manufacturing partnerships, on behalf of The Bureau of Engraving, with companies in Singapore, Taiwan and China. Mr. Blanchfield was a director of The Bureau of Engraving Inc. from 2003 to December 2009. Mr. Blanchfield’s extensive manufacturing experience allows him to provide the Board and the Company with insight into the Company’s international activities, as well as its relationships with strategic customers and suppliers.

Emily J. Groehl has been a director of the Company since May 2010. Ms. Groehl retired as Senior Vice President, Sales and Marketing of the Company in June 2005 after 20 years of service to the Company. Ms. Groehl served as Senior Vice President, Sales and Marketing of the Company from May 1999 until her retirement. From June 1985, when Ms. Groehl joined the Company, until May 1999, she held a number of positions of increasing responsibility within the Company. Prior to joining the Company, Ms. Groehl had been National Sales Manager of Polyclad Laminates, Inc. from 1980 to 1985, after beginning her career in the electronics materials industry in 1969 with Atlantic Laminates, and continuing with Oak Industries, which acquired Atlantic Laminates, until 1980. Ms. Groehl’s background with the Company and extensive experience enable her to provide the Board and the Company with valuable perspectives on the Company’s operations, culture and corporate planning and budgeting and on its marketing and sales efforts and programs.

Brian E. Shore has been a director of the Company since 1983, Chief Executive Officer since 1996 and Chairman of the Board since July 2004. He was also President of the Company from 1996 until July 28, 2014. Mr. Shore has been an employee of the Company since 1988. As the Company’s Chief Executive Officer, Mr. Shore brings to the Board significant senior leadership and financial, business and industry experience. As Chief Executive Officer, Mr. Shore has direct responsibility for the Company’s strategy and operations. Mr. Shore has significant executive experience with the strategic, financial, and operational requirements of the Company and extensive and intimate knowledge of the Company and its operations, personnel and financial resources.

Mr. Shore brings tremendous knowledge of the Company and the global aerospace industry to the Board. In addition, he brings his broad strategic vision for the Company to the Board. Mr. Shore’s service as the Chairman of the Board and the Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the Company’s business. In addition, having the Chief Executive Officer, and Mr. Shore in particular, on the Board provides the Company with decisive and effective leadership.

Carl W. Smith has been a director of the Company since July 2015. Mr. Smith has many years of manufacturing and management experience in the aerospace composite materials industry. From 2000 to 2006, Mr. Smith was associated with Reinhold Industries, Inc., a manufacturer of structural and other components for the aircraft and aerospace industries, including composite seats, where, from 2004 to 2007, he was Assistant to the Chief Executive Officer, working primarily on aircraft composite seat manufacturing and Federal Aviation Administration certification of laminate manufacturing and testing; and from 2000 to 2004, he was Chief Executive Officer of Samuel Bingham Enterprises, Inc., a subsidiary of Reinhold Industries and a manufacturer of rubber and urethane rolls to the graphic arts and industrial markets. From 1983 to 1998, he held various management and technical positions with Fiberite, Inc., the predecessor of Cytec Fiberite Inc., a subsidiary of Cytec Industries, Inc. and both manufacturers of advanced composite materials for the aerospace, commercial and recreational markets. He was President and Chief Operating Officer of Fiberite, Inc. from 1995 to 1997, when it was acquired by Cytec Industries, and he was Vice President of Operations of Cytec Fiberite, Inc. from 1997 to 1998. In 1994 and 1995, he was President of ICI Composites, Inc., the predecessor of Fiberite, Inc. and a subsidiary of Imperial Chemical Industries; and from 1983 to 1994, he held various management and technical positions with ICI and Fiberite. From 1976 to 1983, he held various technical positions with Martin Marietta Corporation, General Dynamics Convair and Composite Optics, Inc. Mr. Smith provided consulting services to the Company from 2009 to 2012, primarily for the Company’s aerospace composite materials, structures and assemblies business unit in Newton, Kansas; and in 2006 and 2007 he served as Vice President of Advanced Composite Operations of the Company. He first joined the Company in April 1998 as Vice President of Operations of the Company and Chief Operating Officer of Nelco International Corporation, a wholly-owned subsidiary of the Company, and was elected Senior Vice President of North American Operations of the Company in May 1999, a position which he held until March 2000. Mr. Smith’s twenty years of broad and extensive background and experience in the aerospace advanced composite materials industry, and in the manufacturing operations of aerospace composite materials manufacturers, enable him to provide the Board and the Company with insight into the aerospace advanced composite materials industry.

Steven T. Warshaw has been a director of the Company since 2004. Mr. Warshaw was Chairman of the Board, President and Chief Executive Officer of M Cubed Technologies, Inc., a manufacturer of ceramic materials for semiconductor equipment and armor applications, in Monroe, Connecticut from July 2002 to October 2005 and President, Hexcel Schwebel Division, Hexcel Corporation, a supplier of specialized fabrics for reinforcement of laminates used in printed circuit boards and in commercial aerospace, recreation and other industrial applications, in Anderson, South Carolina, from April 2000 to November 2001. Hexcel Schwebel was and is a supplier of raw materials to the Company. Prior to 2000, Mr. Warshaw was Senior Vice President, World Wide Sales and Marketing, of Photronics, Inc., a manufacturer of photomasks used to transfer circuit patterns onto semi-conductor wafers, in Brookfield, Connecticut, from February 1999 to April 2000 and President, Olin Microelectronic Materials, a supplier of advanced chemicals and related products, in Norwalk, Connecticut, from January 1996 to January 1999. Prior to 1996, Mr. Warshaw worked in numerous financial and management leadership positions with Olin Corporation (including Vice President, Strategic Development and Finance of Olin Chemicals Group, Vice President and General Manager of Olin Performance Urethanes, and President of Olin CIBA-Geigy (OCG) Microelectronic Materials). The Board has determined that Mr. Warshaw is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. Mr. Warshaw has been a director of NN, Inc. from 1997 to the present, and he is chair of the compensation committee of the board of directors and a member of the audit committee of the board of directors of NN, Inc. Mr. Warshaw has extensive experience with corporate management, financial and accounting matters, evaluating financial results and overseeing the financial reporting process of a publicly owned corporation. In addition, his experience with Hexcel Corporation enables him to provide the Board and the Company with insight into the aerospace industry.

There are no family relationships among any of the nominees named above or among any of such nominees and any of the other executive officers of the Company, except Benjamin W. Shore, the Company’s Senior Vice President – Sales, Marketing and Business Development, is the nephew of Brian E. Shore.

The Company was not during the 2019 fiscal year, and is not, engaged in any transaction with Dale Blanchfield, Emily J. Groehl, Carl W. Smith or Steven T. Warshaw, except Ms. Groehl provided consulting services to the Company for which the Company paid consulting fees to Ms. Groehl, as described below under “Director Independence”.

Director Independence

The Board believes that at least a majority of the directors on the Board should be independent. The Board recently undertook its annual review of director independence in accordance with the applicable rules of the New York Stock Exchange. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board is required to make a subjective determination that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that the following current directors and/or nominees have no material relationships with the Company and are “independent” as required by and as defined in the director independence standards of the New York Stock Exchange: Dale Blanchfield, Emily J. Groehl, Carl W. Smith and Steven T. Warshaw. In determining that Ms. Groehl is “independent”, the Board considered the fact that she provided consulting services to the Company during the Company’s fiscal years ended March 3, 2019 and February 25, 2018 for which the Company paid consulting fees to Ms. Groehl in the amounts of $4,245 and $6,773, respectively. Brian E. Shore does not satisfy such independence standards because he is an employee of the Company.

Board Committees

The Company’s Audit Committee currently consists of Dale Blanchfield, Carl W. Smith and Steven T. Warshaw, with Mr. Warshaw as Chair of such Committee. The Board of Directors has determined that Mr. Warshaw is an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission and that each of Messrs. Blanchfield, Smith and Warshaw is “independent” as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission and of the New York Stock Exchange and has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The designation as an “audit committee financial expert” does not impose on such person any duties, responsibilities, obligations or liabilities that are greater than those which are generally imposed on each member of the Audit Committee and the Board, and such designation does not affect the duties, responsibilities, obligations or liabilities of any other member of the Committee or the Board. The duties and responsibilities of the Audit Committee are set forth in a written charter of such Committee and are described elsewhere in this Proxy Statement under the caption “Other Matters – Audit Committee Report”. The Audit Committee also issues the Audit Committee Report required to be included in the Company’s Proxy Statement by rules of the Securities and Exchange Commission. The Audit Committee Report for the Company’s 2019 fiscal year is set forth elsewhere in this Proxy Statement under the caption “Other Matters – Audit Committee Report”.

The Company has a Compensation Committee and a Stock Option Committee each currently consisting of Dale Blanchfield, Carl W. Smith and Steven T. Warshaw. Mr. Blanchfield is Chair of the Compensation Committee, and Mr. Smith is Chair of the Stock Option Committee. The functions of the Compensation and Stock Option Committees are set forth in written charters of such Committees adopted by the Board, and such functions are described elsewhere in this Proxy Statement under the caption “Executive Officer Compensation – Compensation Discussion and Analysis – Board Process”.

The Company has a Nominating Committee currently consisting of Dale Blanchfield, Carl W. Smith and Steven T. Warshaw, with Mr. Blanchfield as Chair of such Committee. The functions of the Nominating Committee, which are to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board and to oversee the evaluation of the Board and the Company’s management, are set forth in a written charter of such Committee adopted by the Board. The Nominating Committee recommended to the Board, and the Board nominated, Dale Blanchfield, Emily J. Groehl, Brian E. Shore, Carl W. Smith and Steven T. Warshaw as nominees for election as directors at the Meeting.

The Company has a Corporate Governance Committee currently consisting of Dale Blanchfield, Carl W. Smith and Steven T. Warshaw, with Mr. Warshaw as Chair of such Committee. The functions of the Corporate Governance Committee, which are to advise the Board of Directors with respect to Board composition, procedures and committees and to develop and recommend to the Board proposed changes to the Company’s corporate governance principles, are set forth in a written charter of such Committee adopted by the Board.

Each member of the Compensation, Stock Option, Nominating and Corporate Governance Committees is “independent” as required by and as defined in the director independence standards of the New York Stock Exchange.

The charters of the Audit, Compensation, Stock Option, Nominating and Corporate Governance Committees are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders - Charters and Codes” as required by rules of the New York Stock Exchange. In addition, the charters of such Committees are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

During the Company’s last fiscal year, the Board met six times and authorized action by unanimous written consent on nine occasions, the Audit Committee met seven times, the Nominating Committee met once, the Corporate Governance Committee met once, the Compensation Committee met once, the Stock Option Committee met once and the independent directors met in executive session without management three times. At each meeting of the independent directors, the Lead Independent Director presides. The functions of the Lead Independent Director are described elsewhere in this Proxy Statement under the caption “Board Leadership Structure”. Each of the directors attended more than 75% of all of the meetings held by the Board and each committee thereof of which such director was a member during the Company’s last fiscal year.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees. Management of the Company is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefings on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to manage risk. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the Board’s oversight of business and strategic developments. In other cases, a Board committee is responsible for oversight of specific risk topics. The Audit Committee oversees issues related to internal control over financial reporting, the Compensation Committee reviews risks that may be implicated by the Company’s compensation programs, as discussed below, and the Corporate Governance Committee oversees risks related to governance policies and practices. The Board and Board committees generally discuss relevant risks and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activities of the Company. In addition, the Board receives presentations during the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chief Executive Officer addresses matters of particular importance or concern, including any significant areas of risk requiring Board attention. The Board believes that the practices described above, and the current leadership structure, facilitate effective Board oversight of the Company’s significant risks.

Risk Assessment in Compensation Programs

The Board has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Chairman of the Board. Brian E. Shore has served as the Company’s Chairman of the Board and Chief Executive Officer since 2004. The Board believes that having a combined Chairman of the Board and Chief Executive Officer and independent members of the Board, with a lead independent director, provides the best board leadership structure for the Company. This structure, together with the Company’s other corporate governance practices, provides independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Shore proposes strategic priorities to the Board, communicates its guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives. The Board has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. Given the current regulatory and market environments, the Board believes that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive and effective leadership.

Lead Independent Director. Dale Blanchfield has served as the Company’s Lead Independent Director since October 2012. Pursuant to the Company’s Corporate Governance Guidelines, as amended, the independent directors of the Board will annually elect by majority vote a Lead Independent Director, who may be removed or replaced at any time with or without cause by a majority of the independent directors. The Lead Independent Director has the authority to call meetings of the non-management directors or the independent directors; develops agendas for meetings of the non-management directors or independent directors in consultation with the Chairman and Chief Executive Officer; presides at all meetings of the non-management directors or independent directors; provides input on the agenda for meetings of the Board; leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and communicates that evaluation to the Chief Executive Officer; consults with the Chairman on other matters that are pertinent to the Board and the Company; and has such other powers and responsibilities as requested by the Board.

Annual Meeting Attendance

It is the Company’s policy that all directors are invited to and encouraged to attend Annual Meetings of Shareholders, and all the members of the Board of Directors attended the Annual Meeting of Shareholders held on July 24, 2018.

Director Compensation

Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $22,000 per annum for services as a director; the Lead Independent Director receives a fee of $7,000 per annum for services as such Director; each member of the Audit Committee, other than the Chairman of the Committee, receives a fee of $2,000 per annum for services as a member of the Committee, and the Chairman of the Audit Committee receives a fee of $4,000 per annum for services as Chairman of the Committee; each member of the Compensation Committee receives a fee of $2,000 per annum for services as a member of such Committee; and each Director and each Committee member is reimbursed for travel expenses incurred in attending meetings of the Board and of Committees of the Board.

As previously reported by the Company, each of the aforementioned non-employee directors voluntarily reduced the director’s annual fee by $10,000 for the Company’s 2019 fiscal year, February 26, 2018 to March 3, 2019, and the Chairman of the Board and Chief Executive Officer, Brian E. Shore, voluntarily reduced his annual salary from $357,760 to $250,000 for the 2019 fiscal year, not as cost reduction measures but as indications and symbols of their unified and enthusiastic commitment to, and support of, the Company’s strategic evaluation of its electronics business and the other matters announced by the Company in its news release on January 4, 2018. Each non-employee director’s annual fee was restored to $22,000 for the 2020 fiscal year.

The following table shows all the compensation paid by the Company for the most recent fiscal year, February 26, 2018 to March 3, 2019 for each of the directors of the Company, other than Brian E. Shore. Mr. Shore did not receive any compensation in his capacity as a director. Mr. Shore’s compensation is set forth elsewhere in this Proxy Statement under the caption “Executive Officer Compensation — Summary Compensation Table”.

Name	Fees Earned or Paid in Cash	Option Awards(a)	Total
Dale Blanchfield	$23,000	$14,105	$37,105
Emily J. Groehl	$12,000	$14,105	$26,105
Carl W. Smith	$16,000	$14,105	$30,105
Steven T. Warshaw	$18,000	$14,105	$32,105

(a)

The amounts in this column are the grant date fair values of stock options granted to each of the named directors during or for the 2019 fiscal year, estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 2.26%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of grant; expected volatility of 30.4%, based on historical volatility of the Company’s common stock; expected dividend yield of 2.43%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 5.8 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $16.44 of the option granted. These amounts do not correspond to the actual value that will be realized by the named directors if and when they exercise the options. At March 3, 2019, the end of the Company’s last fiscal year, Mr. Blanchfield held outstanding stock options for 22,000 shares of Common Stock, Ms. Groehl held outstanding stock options for 22,009 shares of Common Stock, Mr. Smith held outstanding stock options for 14,000 shares of Common Stock, and Mr. Warshaw held outstanding stock options for 19,250 shares of Common Stock.

Director Stock Ownership Guideline

During the Company’s 2013 fiscal year, the Board resolved that after a reasonable period of time each director should own approximately 1,000 or more shares of Common Stock. All of the directors satisfy such guideline.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

General. The Company’s compensation of its executive officers is composed of annual base salary, annual discretionary cash bonus, annual stock option grant, the profit sharing portion of the Company’s Employees’ Profit Sharing and 401(k) Retirement Savings Plan (the “Profit Sharing Plan”) and modest perquisites. The Company does not have employment agreements or employment termination or severance agreements or change-of-control agreements with any of its executive officers or any of its other employees, other than (i) an employment agreement which the Company had with the Managing Director of the Company’s wholly owned subsidiary in Singapore prior to the sale of the Company’s electronics business in December 2018, (ii) Retention Bonus Agreements which the Company had with Christopher T. Mastrogiacomo, the former President and Chief Operating Officer of the Company prior to the sale of the Company’s electronics business who is also one of the executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement, and with one other former officer of the Company prior to such sale, (iii) a provision in the Company’s 2002 Stock Option Plan that in the event of a “Change in Control”, as defined in such Plan, any outstanding options will become fully exercisable, and (iv) a provision in the Company’s 2018 Stock option Plan that in the event of “Change of Control”, as defined in such Plan, the Stock Option Committee may take such actions as it deems appropriate to provide for accelerated vesting of outstanding unvested options unless the successor or acquirer company assumes or substitutes the options outstanding under the Plan with successor or acquirer options equal in value to options outstanding at the time of the “Change of Control” in which case accelerated vesting will occur only upon involuntary termination of employment without “Cause”, as defined in such Plan, or voluntary termination of employment for “Good Reason”, as defined in such Plan, within one year after the “Change of Control”, all as described under “Executive Officer Compensation—Employment, Severance and Change-in-Control Agreements” elsewhere in this Proxy Statement. The employment of the Managing Director of the Company’s subsidiary in Singapore and the employment of Mr. Mastrogiacomo and the aforementioned other former officer of the Company were transferred to the purchaser of the Company’s electronics business in December 2018. The Compensation Committee of the Board fully supports and endorses this compensation structure, which is designed to provide fair current income to the Company’s officers, a discretionary cash award for individual and enterprise performance, equity participation in the Company’s long-term performance as assessed by the capital markets in which the Company’s common stock is traded and participation in the Company’s profits through discretionary awards to the Profit Sharing Plan.

The Chief Executive Officer has declined to accept the Compensation Committee’s offer of a bonus and a salary increase each year since the Company’s 2001 fiscal year, except for bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity. In addition, as disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his annual salary from $357,760 to $250,000 for the 2019 fiscal year, and such reduction has continued in the 2020 fiscal year. It is difficult for the Company to ascertain meaningful comparisons because the Company has few, if any, peer-group companies which disclose compensation information since most of its competitors are privately owned or are divisions or business units or subsidiaries of larger publicly owned companies which do not disclose compensation information about the officers of the divisions, business units or subsidiaries of the companies that would serve as a basis for comparison. The Company’s compensation of its senior management is also intended to align management’s incentives with the long-term interests of the Company’s shareholders and to be fair and equitable to the individual and to the Company’s employees and shareholders.

The Compensation and Stock Option Committees determine specific amounts of salary increases, if any, bonuses, if any, and stock option awards, if any, based generally on the Chief Executive Officer’s and the Committees’ subjective view of the Company’s results of operations, the overall performance of each individual, any changes in functional responsibility, promotions, the significance of the individual’s position to the Company, the individual’s experience and expertise, information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company and the Company’s overall results of operations.

The Compensation Committee does not consider specific items of corporate or individual performance, other than the Company’s overall results of operations, in setting compensation policies and making compensation decisions. Consequently, specific forms of compensation are not structured and implemented to reflect any specific performance items. In addition, there are no target levels with respect to certain performance-related factors, and the Committee does not utilize or consider any pre-determined or other objective criteria.

The Company and the Compensation Committee informally gather information as to compensation levels of comparable companies in the same geographic location as the Company, but the Company does not engage in benchmarking total compensation or any element of compensation. The Company’s conduct in informally gathering information consists primarily of the Committee members’ and the Chief Executive Officer’s receipt of anecdotal information, proxy statements of other companies, which they receive because of their personal investments or otherwise, and information in newspapers, magazines and other publications. The Committee and the Chief Executive Officer consider this information in an informal way to assist them in understanding the state of the market for executive talent generally and in their deliberations and efforts to provide fair and equitable compensation to the Company’s executive officers and other employees.

The amounts of compensation awarded for each element of the Company’s compensation program (i.e., salary increases, bonuses and stock options) are subjective and not based on any formula or any pre-determined or other objective criteria. The Compensation Committee’s subjective assessments of the Company’s overall results of operations include the Company’s gross operating margins, operating income and net income. The Committee’s assessment of an executive’s overall performance may include such performance factors as leadership qualities, intensity of efforts, cost containment efforts and the success of product promotions. These qualitative inputs are not translated into objective pay determinations for the amounts of salary increases, bonuses or stock option grants.

Base Salaries. Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company, except the salary of the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a salary increase each year since the Company’s 2001 fiscal year. The Compensation Committee reviews the salary of each executive officer annually and makes adjustments as appropriate, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee generally provides annual increases in base salaries to compensate for general inflation and cost-of-living increases and occasional, special increases as a result of changes in functional responsibility, promotions, extraordinary efforts, or special accomplishments and the other factors described elsewhere in this “Compensation Discussion and Analysis”. However, no salary increases were provided in the 2018 or 2019 fiscal years, except for increases for Mark A. Esquivel who is a named executive officer in this Proxy Statement and one other executive officer, in connection with their respective promotions.

As disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his annual salary from $357,760 to $250,000 for the 2019 fiscal year, February 26, 2018 to March 3, 2019, and each of the other directors of the Company voluntarily reduced the director’s annual fee by $10,000 for the Company’s 2019 fiscal year, not as cost reduction measures but as indications and symbols of their unified and enthusiastic commitment to, and support of, the Company’s strategic evaluation of its electronics business and the other matters announced by the Company in its news release on January 4, 2018. Each non-employee director’s annual fee was restored to $22,000 for the 2020 fiscal year, but the Chief Executive Officer’s voluntary salary reduction has continued in the 2020 fiscal year.

Discretionary Annual Bonuses. Decisions as to the award of cash bonuses to executive officers with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company’s overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness, except the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a bonus each year since the Company’s 2001 fiscal year, except for bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

The amounts of bonuses are based on the Chief Executive Officer’s subjective assessments of the individual’s overall performance and the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Compensation Committee, which the Committee then reviews with the Chief Executive Officer and approves as appropriate. In addition to annual discretionary bonuses for 2019, special bonuses were awarded to four of the executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement for their roles in the Company’s sale of its electronics business in December 2018. The Chief Executive Officer declined to accept a bonus in connection with such sale.

Equity Compensation. The only form of equity compensation that the Company has awarded consists of incentive stock options and non-qualified stock options under the Company’s stock option plans.

The Stock Option Committee determines the number of options that it considers appropriate for each executive officer and other key employees of the Company. With the exception of significant promotions and significant new hires, the Stock Option Committee generally grants stock options under the Company’s plan once each year following the availability to the Stock Option Committee of the financial results of operations of the Company and its subsidiaries for the prior year, the business plans of the Company’s subsidiaries for the current fiscal year, the option grant recommendations of the presidents of the Company’s subsidiaries and the evaluation of such recommendations by the senior management of the Company and the recommendations of the Chief Executive Officer of the Company. The Stock Option Committee provides annual stock option grants based generally on the individual’s position in the Company, the individual’s salary level, the amounts of grants in the past and the total amount expected to be expensed by the Company in the fiscal year for stock option grants and on the Chief Executive Officer’s subjective view of the individual’s overall performance and the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Committee, which the Committee then reviews with the Chief Executive Officer. In granting stock options, the Stock Option Committee generally does not consider the equity ownership levels of the recipients. The Stock Option Committee did not grant any stock options for the 2017 or 2018 fiscal years to the named executive officers or to any other employees except one option for 1,250 shares to a new employee in the 2017 fiscal year. The Stock Option Committee has the sole authority to grant stock options and has not delegated any authority to grant stock options.

The Company has not had, and does not have, a program, plan or practice to select the dates of grants of stock options to executive officers or to any employee or director of the Company in coordination with the release of material non-public information. The Company does not plan to time, and it has not previously timed, its release of material non-public information for the purpose of affecting the value of executive compensation. In addition, the Company does not have a program, plan or practice of granting stock options and setting the exercise price or prices of such options based on the fair market value of the Company’s Common Stock on a date other than the grant date. Pursuant to the terms of the Company’s 2002 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders held on July 17, 2002 and which terminated on May 21, 2018, and the 2018 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders held on July 24, 2018, the purchase price of the Common Stock under each stock option granted by the Company is no less than the fair market value of the Common Stock at the time of grant, which, pursuant to the terms of such Plans, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted.

Severance Benefits. The Company does not have a policy to provide specified severance benefits to employees whose employment is terminated by the Company and does not provide employment, termination or severance agreements or change-in-control agreements for its employees, except for (i) an employment agreement which the Company had with the Managing Director of the Company’s wholly owned subsidiary in Singapore prior to the sale of the Company’s electronics business in December 2018, (ii) Retention Bonus Agreements which the Company had with Christopher T. Mastrogiacomo, the former President and Chief Operating Officer of the Company prior to the sale of the Company’s electronics business who is also one of the named executive officers included in the “Summary Compensation Table” elsewhere in this Proxy Statement, and with one other former officer of the Company prior to such sale, (iii) a provision in the Company’s 2002 Stock Option Plan that in the event of a “Change in Control”, as defined in such Plan, any outstanding options will become fully exercisable, and (iv) a provision in the Company’s 2018 Stock Option Plan that in the event of “Change of Control”, as defined in such Plan, the Stock Option Committee may take such actions as it deems appropriate to provide for accelerated vesting of outstanding unvested options unless the successor or acquirer company assumes or substitutes the options outstanding under the Plan with successor or acquirer options equal in value to options outstanding at the time of the “Change of Control” in which case accelerated vesting will occur only upon involuntary termination of employment without “Cause”, as defined in such Plan, or voluntary termination of employment for “Good Reason”, as defined in such Plan, within one year after the “Change of Control”, all as described under “Employment, Severance and Change-in-Control Agreements” elsewhere in this Proxy Statement. The employment of the Managing Director of the Company’s subsidiary in Singapore and the employment of Mr. Mastrogiacomo and the aforementioned other former officer of the Company were transferred to the purchaser of the Company’s electronics business in December 2018.

Pension Benefits. The Board decides annually the amount of the Company’s contribution to the Profit Sharing Plan, which is described elsewhere in this Proxy Statement under the caption “Summary Compensation Table”. The amount of such contribution is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The Board determined that no profit sharing contributions would be made for the executive officers or other employees of the Company for the 2017 or 2018 fiscal years, although contributions were made for the employees of one business unit of the Company for the 2017 and 2018 fiscal years. The percentages of compensation to be contributed to the Profit Sharing Plan for the 2019 fiscal year have not yet been determined.

When the Company calculates overall compensation for its senior management, it considers the benefits expected to be received under the Profit Sharing Plan.

Perquisites and Other Benefits. The only perquisites for senior managers are the provision of automobiles leased or owned by the Company to certain executive officers and other members of management.

Senior management also participates in the Company’s other employee benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

Board Process. The Compensation Committee of the Board approves all salary and bonus compensation and the Stock Option Committee of the Board approves all grants of stock options for executive officers. Executive officers include the Chief Executive Officer, the Chief Financial Officer, the other executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement and the Senior Vice President – Sales, Marketing and Business Development of the Company. The Compensation Committee and the Stock Option Committee review the performance and compensation of the Chief Executive Officer and, following discussions with him, establish his compensation level. As he has in the past since the Company’s 2001 fiscal year, the Chief Executive Officer declined to accept the Compensation Committee’s offer of a salary increase and, as disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his salary from $357,760 to $250,000 for the 2019 fiscal year, February 26, 2018 to March 3, 2019, which reduction has continued in the 2020 fiscal year. For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee and to the Stock Option Committee. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board taking into account the recommendations of the Chief Executive Officer.

The Board, the Compensation Committee and the Stock Option Committee, as the case may be, use no set formulas in making their determinations and may ascribe different weight to different factors for each executive officer. The weight ascribed to each factor may vary from year to year.

The actions generally taken by the Compensation and Stock Option Committees described above with respect to base salaries and equity compensation were not taken during the 2018 and 2019 fiscal years because no base salary adjustments or equity compensation awards were proposed by management or any director of the Company, except for increases for Mark A. Esquivel who is a named executive officer in this Proxy Statement and one other executive officer, in connection with their respective promotions.

Deductibility of Executive Compensation. The Board and the Compensation Committee have reviewed the impact of Section 162(m) of the Code, which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement. It is the Company’s policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board and the Compensation Committee from time to time may consider whether changes in the Company’s compensation plans and arrangements may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

Nonqualified Deferred Compensation. Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

Shareholder Vote on Executive Compensation. The Company has considered the results of the most recent shareholder advisory vote on executive compensation required by the Securities and Exchange Commission’s proxy rules in determining its compensation policies and decisions. In light of the high level of support the proposal to approve the compensation of the named executive officers received at the July 24, 2018 Annual Meeting and at prior Annual Meetings, the Company’s compensation policies and decisions, explained in detail in this “Compensation Discussion and Analysis”, continue to be designed to focus on pay for performance and to align the long-term interests of the Company’s executive officers with the long-term interests of the Company’s shareholders. The Company will include a shareholder vote on executive compensation in its proxy materials each year until the next required vote on the frequency of shareholder votes on executive compensation or until the Company’s Board of Directors otherwise determines that a different frequency is in the best interests of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company; and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dale Blanchfield, Chairman
Carl W. Smith
Steven T. Warshaw

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee were independent directors during the 2019 fiscal year, and none of them is, or has been, an employee or officer of the Company, except that Carl Smith was an employee of the Company prior to 2007 and a consultant of the Company prior to 2012. During the 2019 fiscal year, none of the Company’s executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Board or the Compensation Committee of the Board.

Summary Compensation Table for 2019, 2018 and 2017 Fiscal Years

The following table shows all the compensation paid by the Company for the last three completed fiscal years for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the three other most highly compensated executive officers who were serving in such capacities at the end of the Company’s last completed fiscal year, which was March 3, 2019, and Christopher T. Mastrogiacomo who resigned as President and Chief Operating Officer of the Company on December 4, 2018 and who would have been one of the three most highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company at the end of the 2019 fiscal year.

Name and Principal Position	Year(a)	Salary	Bonus(b)	Option Awards(c)	All Other Compensation(d),(e)	Total
Brian E. Shore Chairman of the Board and Chief Executive Officer	2019	$254,808	$0	$100,750	$—	$355,558
	2018	357,760	0	0	0	357,760
	2017	357,760	0	0	0	357,760
P. Matthew Farabaugh Senior Vice President and Chief Financial Officer	2019	203,846	72,500	32,240	—	308,586
	2018	200,000	0	0	0	200,000
	2017	200,000	0	0	0	200,000
Christopher T. Mastrogiacomo President and Chief Operating Officer(f)	2019	280,557	365,730	0	—	646,287
	2018	365,730	0	0	0	365,730
	2017	365,626	0	0	0	365,626
Mark A. Esquivel Executive Vice President and Chief Operating Officer(g)	2019	194,970	90,000	60,450	—	345,420
	2018	177,265	0	0	0	177,265
	2017	177,265	10,000	0	0	187,265
Stephen E. Gilhuley Executive Vice President-Administration and Secretary	2019	237,958	72,500	0	—	310,458
	2018	233,468	0	0	0	233,468
	2017	233,402	0	0	0	233,402
Constantine Petropoulos Senior Vice President and General Counsel	2019	313,549	85,000	40,300	—	438,849
	2018	307,545	0	0	0	307,545
	2017	307,457	0	0	0	307,457

The salary amount for Mr. Shore for the 2019 fiscal year is more than $250,000, not because of any increase above the $250,000 amount to which he has voluntarily reduced his annual salary, but because the 2019 fiscal year consisted of 53 weeks. Mr. Shore has declined to accept the Compensation Committee’s offer of a salary increase and a bonus each year since the Company’s 2001 fiscal year, except for the bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

As disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his salary from $357,760 to $250,000 for the 2019 fiscal year, February 26, 2018 to March 3, 2019. He volunteered such reduction without any consideration of the requirement to determine and disclose the Chief Executive Officer pay ratio disclosed elsewhere in this Proxy Statement and, therefore, not in anticipation of the requirement to disclose such ratio and with no intention to affect such ratio. As stated in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 10, 2018, he volunteered such reduction not as a cost reduction measure but as an indication and symbol of his commitment to, and support of, the Company’s strategic evaluation of its electronics business and the other matters announced by the Company in its news release on January 4, 2018. Such salary reduction has continued in the 2020 fiscal year.

(a)	Information is provided for the Company’s fiscal years ended March 3, 2019, February 25, 2018 and February 26, 2017.

(b)

The amounts of bonuses for the 2019 fiscal year consist of discretionary annual bonuses and special performance bonuses for the roles of Messrs. Farabaugh, Esquivel, Gilhuley and Petropoulos in the Company’s sale of its electronics business in December 2018, as shown below. The special performance bonuses were included in the Company’s discontinued operations. Therefore, the special performance bonuses did not impact the Company’s operating results from continuing operations in the 2019 fiscal year. Mr. Shore declined to accept the Compensation Committee’s offer of a bonus in connection with such sale.

Named Executive Officer	Discretionary Annual Bonus	Special Performance Bonus	Aggregate Bonus
M. Farabaugh	$17,500	$55,000	$72,500
M. Esquivel	$35,000	$55,000	$90,000
S. Gilhuley	$17,500	$55,000	$72,500
C. Petropoulos	$20,000	$65,000	$85,000

The amount of bonus for Mr. Mastrogiacomo was paid to him pursuant to a Retention Bonus Agreement, dated February 2, 2018, which provided that he would earn a one-time lump sum cash bonus of $365,730 (which was the equivalent of his current annual salary) on the date of the first transaction in which the Company consummated the sale of its electronics business to a non-affiliated third party if such sale occurred on or before April 30, 2019, and if Mr. Mastrogiacomo (i) was continuously employed by the Company from the date of the Retention Bonus Agreement through the date of such sale (the “Retention Period”), (ii) was terminated by the Company without “Cause” (as defined in the Retention Bonus Agreement) or (iii) effectuated a voluntary termination of employment for “Good Reason” (as defined in the Retention Bonus Agreement) during the Retention Period, all as described under “Executive Officer Compensation—Employment, Severance and Change-in-Control Agreements” elsewhere in this Proxy Statement. The employment of Mr. Mastrogiacomo was transferred to the purchaser of the Company’s electronics business in December 2018.

(c)

The amounts in this column are the grant date fair values of stock options granted to each of the named executive officers for or during such fiscal years, estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 2.26%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of grant; expected volatility of 30.4%, based on historical volatility of the Company’s common stock; expected dividend yield of 2.43%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 5.8 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $16.44 of the option granted. These amounts do not correspond to the actual value that will be realized by the named officers if and when they exercise the options. The Company did not grant options to any of the named executive officers for the 2018 or 2017 fiscal years.

(d)	The Company may make contributions to the Company’s Profit Sharing Plan, which vest in accordance with a graduated scale based on years of service of the employee with the Company.

Substantially all full-time employees of the Company and its subsidiaries in the United States, including the Company’s executive officers, participate in the profit sharing portion of the Profit Sharing Plan, which is intended to provide retirement benefits to such employees and which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The amounts of profit sharing contributions, if any, by the Company and its subsidiaries to the accounts of participating employees are percentages of the eligible compensation of the participating employees up to a maximum amount of compensation for each employee established under the Code, which was $270,000 for the Company’s most recent fiscal year. The Board decides annually the amount of the Company’s profit sharing contribution, which is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Code. Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The percentages of compensation contributed to the Plan may vary between the Company and each subsidiary, but the percentage must be the same for each participating employee of the Company or the subsidiary, as the case may be. No contributions were made for the executive officers or other employees of the Company for the 2017 or 2018 fiscal years, although contributions were made for the employees of one subsidiary of the Company for the 2017 and 2018 fiscal years. Whether contributions will be made and, if so, the percentages of compensation to be contributed to the Plan for the 2019 fiscal year have not yet been determined.

(e)

The Company provides no personal benefits to its executive officers other than automobiles for certain officers, the incremental cost to the Company of which is less than $10,000 per year and is not included in the Summary Compensation Table.

(f)	Mr. Mastrogiacomo was transferred to the purchaser of the Company’s electronics business in December 2018.
(g)

Mr. Esquivel has held various positions since he joined the Company in 1994 and was appointed Vice President-Aerospace of the Company in April 2015 and was elected Senior Vice President-Aerospace of the Company in October 2017 and Senior Vice President and Chief Operating Officer of the Company on December 5, 2018. He was promoted to Executive Vice President and Chief Operating Officer on May 7, 2019.

Grants of Plan-Based Awards for 2019 Fiscal Year

The only plans pursuant to which the Company has granted equity awards to its executive officers or other employees were the 2002 Stock Option Plan, which terminated on May 21, 2018, and its 2018 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders on July 24, 2018. Both the 2002 Stock Option Plan and the 2018 Stock Option Plan were approved by the Company’s shareholders and provide for the grant of stock options to directors and key employees of the Company. Both the 2002 Stock Option Plan and the 2018 Stock Option Plan provide for the grant of both options which qualify as incentive stock options under the Code and non-qualified stock options. All options granted under both the 2002 Stock Option Plan and the 2018 Stock Option Plan have exercise prices equal to the fair market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of the Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option was granted. Options granted under the Plans become exercisable 25% one year from the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant, and expire 10 years from the date of grant. The 2002 Stock Option Plan and the 2018 Stock Option Plan are each administered by the Stock Option Committee.

The following table provides information with respect to options to purchase shares of Common Stock granted pursuant to the 2018 Stock Option Plan to the named executive officers during or for the Company’s last fiscal year. No options were granted pursuant to the 2002 Stock Option Plan during or for the Company’s last fiscal year. The table provides no information regarding non-equity incentive plan awards or equity incentive plan awards or stock awards because the Company does not have any non-equity or equity incentive plan and does not award stock to any of its executive officers or to any of its other employees.

Name	Grant Date(a)	All Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(b)	Grant Date Closing Market Price(b)	Grant Date Fair Value of Option Awards(c)
Brian E. Shore	May 7, 2019	25,000	$16.44	$16.16	$100,750
P. Matthew Farabaugh	May 7, 2019	8,000	16.44	16.16	$32,240
Mark A. Esquivel	May 7, 2019	15,000	16.44	16.16	$60,450
Constantine Petropoulos	May 7, 2019	10,000	16.44	16.16	$40,500

(a)	Grant date is the date on which stock options were granted to the named executive officers under the Company’s 2018 Stock Option Plan.
(b)

All options granted under the 2018 Stock Option Plan have exercise prices equal to the fair market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted. The reported closing price of the Common Stock on the New York Stock Exchange on May 7, 2019, the date of grant, was $16.16.

(c)

The value for options was estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 2.26%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of the grant; expected volatility of 30.4%, based on historical volatility of the Company’s common stock; expected dividend yield of 2.43%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 5.8 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $16.44 of the option granted. These amounts do not correspond to the actual value that will be realized by the named officers if and when they exercise the options.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information regarding unexercised stock options held by the named executive officers as of the end of the Company’s last fiscal year. The table provides no information regarding equity incentive plan awards or stock awards because the Company does not have any equity incentive plan and does not award stock to any of its executive officers or to any of its other employees.

All stock options held by the named executive officers and by all other employees of the Company as of March 3, 2019 were granted under the Company’s 2002 Stock Option Plan, which terminated on May 21, 2018, and the 2018 Stock Option Plan. The Board adopted the 2018 Stock Option Plan and the shareholders of the Company approved the 2018 Stock Option Plan at the Annual Meeting of Shareholders on July 24, 2018. The Plans provide for the grant of stock options to directors and key employees of the Company. All options granted under such Plans have exercise prices equal to the market value of the underlying common stock of the Company on the dates of grant which, in accordance with such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option was granted. Options granted under the Plans become exercisable 25% one year after the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant, and expire ten years after the date of grant.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable(a)	Number of Securities Underlying Unexercised Options Unexercisable(a)	Option Exercise Price(b)	Option Expiration Date(c)
Brian E. Shore	10/14/09	35,000	0	$13.69	10/14/19
	10/05/11	35,000	0	10.94	10/05/21
	10/24/12	35,000	0	13.00	10/24/22
	2/26/14	35,000	0	18.63	2/26/24
	3/02/15	30,000	0	14.46	3/02/25
	1/12/16	26,250	8,750	7.23	1/12/26
	5/7/19	0	25,000	16.44	5/7/29

P. Matthew Farabaugh	10/14/09	3,000	0	13.69	10/14/19
	10/05/11	5,000	0	10.94	10/05/21
	9/04/12	10,000	0	14.73	9/04/22
	2/26/14	8,000	0	18.63	2/26/24
	3/02/15	9,000	0	14.46	3/02/25
	1/12/16	7,500	2,500	7.23	1/12/26
	5/7/19	0	8,000	16.44	5/7/29

Mark A. Esquivel	10/5/11	2,500	0	10.94	10/5/2021
	9/4/12	2,625	0	14.73	9/4/2022
	2/26/14	3,500	0	18.63	2/26/2024
	3/2/15	4,500	0	14.46	3/2/2025
	1/12/16	11,250	3,750	7.23	1/12/2026
	5/7/19	0	15,000	16.44	5/7/29

Stephen E. Gilhuley	10/14/09	8,000	0	13.69	10/14/19
	10/05/11	3,000	0	10.94	10/05/21
	9/04/12	8,000	0	14.73	9/04/22
	2/26/14	11,000	0	18.63	2/26/24
	3/02/15	9,000	0	14.46	3/02/25
	1/12/16	7,500	2,500	7.23	1/12/26

Constantine Petropoulos	10/15/14	10,000	0	13.91	10/15/24
	1/12/16	9,000	3,000	7.23	1/12/26
	5/7/19	0	10,000	16.44	5/7/29

(a)	All options become exercisable 25% one year after the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant.
(b)

Option exercise prices have been adjusted for the special cash dividends of $2.50 per share paid on February 25, 2014, $1.50 per share paid on February 24, 2015, $3.00 per share paid on February 13, 2018 and $4.25 per share paid on February 5, 2019.

(c)	All options expire ten years after the date of grant.

Option Exercises in 2019 Fiscal Year

The named executive officers did not exercise any stock options during the Company’s last completed fiscal year, except Christopher T. Mastrogiacomo acquired 75,000 shares upon the exercise of stock options during the Company’s last completed fiscal year and the value realized on such exercise was $502,500 (with value realized equal to market value of the underlying shares of Common Stock on the date of exercise, which is the reported closing price of the Common Stock on the New York Stock Exchange on such date, less the exercise price, times the number of shares acquired, without deducting any taxes paid by Mr. Mastrogiacomo). The Company does not award stock to any of its executive officers or to any of its other employees, and the Company has not granted any stock appreciation rights.

Pension Benefits and Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans

The Company does not have a defined benefit pension plan and does not provide pension benefits for its executive officers or for any of its other employees, and the Company does not have any non-qualified supplemental pension, defined contribution or other deferred compensation plan for its executive officers or for any of its other employees.

Employment, Severance and Change-in-Control Agreements

The Company does not have employment agreements or employment termination or severance agreements or change-in-control agreements with any of its executive officers or any of its other employees, other than (i) an employment agreement which the Company had with the Managing Director of the Company’s wholly owned subsidiary in Singapore prior to the sale of the Company’s electronics business in December 2018, (ii) Retention Bonus Agreements which the Company had with Christopher T. Mastrogiacomo, the former President and Chief Operating Officer of the Company prior to the sale of the Company’s electronics business who is also one of the executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement, and with one other former officer of the Company prior to such sale and (iii) a provision in its 2002 Stock Option Plan that in the event of a “Change of Control” (as defined in such Plan) any outstanding options will become fully exercisable. The 2018 Stock Option Plan does not provide for the acceleration of the exercisability of outstanding options in the event of a “Change of Control” (as defined in the 2018 Stock Option Plan), if the successor/acquirer company assumes or substitutes the options outstanding under the Plan with successor/acquirer options equal in value to options outstanding at the time of the “Change of Control”. If the successor/acquirer assumes or substitutes the options outstanding under the Plan, accelerated vesting will occur only upon involuntary termination of employment without “Cause” (as defined in the 2018 Stock Option Plan) or voluntary termination of employment for “Good Reason” (as defined in the 2018 Stock Option Plan) within one year after the “Change of Control”. All of the Company’s executive officers and other employees are employees-at-will, meaning that either the employee or the Company may terminate the employee’s employment at any time for any reason or for no stated reason and with or without an explanation.

The Retention Bonus Agreement with Mr. Mastrogiacomo was dated February 2, 2018 and provided that he would earn a one-time lump sum cash bonus of $365,730 (which was the equivalent of Mr. Mastrogiacomo’s current annual salary) on the date of the first transaction in which the Company consummated the sale or other disposition of all or a majority of the Company’s electronics business to a non-affiliated third party if such closing occurred on or before April 30, 2019, and if Mr. Mastrogiacomo (i) was continuously employed by the Company from the date of the Retention Bonus Agreement through the date of such closing (the “Retention Period”), (ii) was terminated by the Company without “Cause” (as defined in the Retention Bonus Agreement) during the Retention Period or (iii) effectuated a voluntary termination of employment for “Good Reason” (as defined in the Retention Bonus Agreement) during the Retention Period. Mr. Mastrogiacomo also was requested to execute a general release for the benefit of the Company and other specified persons, which became effective prior to any payment under the Retention Bonus Agreement. The Retention Bonus Agreement with the other officer was the same as the Agreement with Mr. Mastrogiacomo but with a cash bonus of $225,000. The Retention Bonus Agreements were executed by the Company in connection with the Company’s strategic evaluation of its electronics business announced by the Company in January 2018. The Company paid $365,730 to Mr. Mastrogiacomo and $225,000 to the other officer in December 2018 after the Company completed the sale of its electronics business to AGC Inc. as announced by the Company in its news release on December 4, 2018, and Mr. Mastrogiacomo and the other officer were transferred to the purchaser of the Company’s electronics business in December 2018.

If a “Change of Control”, as defined in the 2002 Stock Option Plan, had occurred on March 1, 2019, the last business day of the Company’s last completed fiscal year, the named executive officers could have realized the following values from the unexercisable stock options listed in the table elsewhere in this Proxy Statement under the caption “Outstanding Equity Awards at 2019 Fiscal Year–End” (with value realized equaling the market value of the underlying shares of Common Stock on March 1, 2019, which is the reported closing price of the Common Stock on the New York Stock Exchange on such date, which was $17.40, less the exercise price, times the number of shares that could be acquired, without deducting any taxes): Mr. Shore — $88,987; Mr. Farabaugh — $25,425; Mr. Esquivel — $38,138; Mr. Gilhuley — $25,425; and Mr. Petropoulos — $30,510.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Securities and Exchange Commission (the “SEC”) adopted a rule in August 2015 requiring annual disclosure of the ratio of the annual total compensation of a company’s median employee to the annual total compensation of a company’s principal executive officer. The Company is providing the following information in accordance with this requirement.

In the 2019 fiscal year, the annual total compensation of Brian E. Shore, the Company’s Chief Executive Officer, was $254,808, and the annual total compensation of the Company’s median employee was $41,507. Consequently, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the Company’s median employee was 6.1 to 1.

For the 2019 fiscal year, the Company re-identified its median employee because it believed that the change in its employee population resulting from the sale of its electronics business in December 2018 could result in a significant change to its pay ratio disclosure. The employee population used to identify the Company’s median employee for the 2019 fiscal year included all employees of the Company, not including Mr. Shore, whether employed on a full-time, part-time, seasonal or temporary basis, as of March 3, 2019, the last day of the Company’s 2019 fiscal year. As of such date, the Company had 112 total employees, all of which were in the U.S.

The Company used total cash compensation, including base salary or wages plus overtime pay for the 2019 fiscal year and annual wage supplements and bonuses paid and accrued for the 2019 fiscal year, as the consistently-applied compensation measure to identify the Company’s median employee. The Company annualized the total cash compensation for permanent employees who commenced work or were on leave during the 2019 fiscal year. No cost-of-living adjustments were made when identifying the median employee. The Company otherwise did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure.

After identifying the median employee, the Company calculated the annual total compensation for the median employee using the same methodology used for the named executive officers as set forth in the “Summary Compensation Table” in this Proxy Statement. As described in such “Summary Compensation Table”, Mr. Shore’s percentages of compensation to be contributed to the Profit Sharing

Plan have not been determined for the 2019 fiscal year as of the date of this Proxy Statement. With respect to the Profit Sharing Plan contribution, the annual total compensation amounts for Mr. Shore and for the median employee assume no Profit Sharing Plan contributions for the 2019 fiscal year since no such contributions were made for the 2019 fiscal year. If a Profit Sharing Plan contribution is made for Mr. Shore for the 2019 fiscal year, and if such contribution has a material impact on the pay ratio, the Company will include a revised pay ratio in a Current Report on Form 8-K filed pursuant to Item 5.02(f) of such Form.

SEC rules provide flexibility in the method of determining the median employee and calculating the pay ratio, and therefore the pay ratio reported may not be comparable to the pay ratio reported by other companies, including peer companies.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Related Person Transactions Policy provides that any transaction between the Company and any director or executive officer of the Company or any beneficial owner of more than 5% of any class of the Company’s voting securities or any immediate family member of a director or executive officer of the Company or such beneficial owner, in which the amount involved exceeds $120,000, requires the approval of the Company’s General Counsel or Chief Executive Officer, and the Board. The Policy, together with the Company’s Code of Ethics and Code of Business Conduct and Ethics, provides that related person transactions generally are prohibited unless the Board determines in advance that any such transaction is conducted on terms that are fair to the Company and in the best interests of the Company and its shareholders. The Company’s Related Person Transactions Policy is available on the Company’s web site at www.parkelectro.com under the caption “Shareholders – Charters and Codes”.

During the last fiscal year, Brian E. Shore, the Company’s Chief Executive Officer, from time to time used an aircraft owned by him to conduct business on behalf of the Company. The Company paid Mr. Shore an aggregate of $76,200 as reimbursement for a portion of the costs associated with the use of this aircraft for Company business. The Board believes that the amounts paid by the Company to Mr. Shore as reimbursement for use of this aircraft for Company business were substantially less than the amounts that the Company would have paid for the use of a similar aircraft owned by an independent third-party. The Board also believes that such amounts reimbursed to Mr. Shore were substantially less than the costs incurred by Mr. Shore and attributable to such use of this aircraft and substantially less than the costs associated with the type of aircraft owned by Mr. Shore provided by an independent aircraft expert and that the use of Mr. Shore’s aircraft for Company business inured to the benefit of the Company.

PROPOSAL NO. 2 - ADVISORY (NON-BINDING) RESOLUTION RELATING TO COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their shareholders with a non-binding vote to approve executive compensation at least once every three years. The Company is providing this shareholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), which the Securities and Exchange Commission (the “SEC”) adopted on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement. See “Executive Officer Compensation – Compensation Discussion and Analysis – Shareholder Vote on Executive Compensation” for information regarding the frequency of shareholder votes on executive officer compensation.

As described in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, the Compensation and Stock Option Committees have developed an executive officer compensation program designed to pay for performance and to align the long-term interests of the Company’s executive officers with the long-term interests of the Company’s shareholders. The Company’s disclosure in the Compensation Discussion and Analysis and the disclosure included elsewhere in this Proxy Statement under the caption “Executive Officer Compensation” have been provided in response to the requirements of Item 402 of Regulation S-K of the SEC and explain the compensation policies under which the Company paid its named executive officers for the 2019 fiscal year.

Under the Dodd-Frank Act and the related SEC rules, the Company’s shareholders’ vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide shareholders with a method to give their opinion to the Board and the Compensation and Stock Option Committees about the Company’s executive officer compensation. The Board is not required by law to take any action in response to the shareholder vote. As an advisory vote, the outcome of this vote is not binding on the Company or on the Board. However, the Board and the Compensation and Stock Option Committees will consider the voting outcome in connection with their ongoing evaluation of the Company’s compensation programs and arrangements.

Shareholders are being asked to approve the Company’s named executive officer compensation as described in this Proxy Statement. This approval vote is not intended to address any specific element of compensation but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The Board recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

Vote Required

Approval of the compensation of the Company’s named executive officers, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” approval of the compensation of named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the approval, on an advisory basis, of the Company’s named executive officer compensation.

PROPOSAL NO. 3 - APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM PARK ELECTROCHEMICAL CORP. TO PARK AEROSPACE CORP.

The Board has approved and now recommends for shareholders’ approval of an amendment of the Company’s Restated Certificate of Incorporation, dated March 28, 1989, filed with the Secretary of State of the State of New York on April 10, 1989, as amended by the Certificate of Amendment of the Certificate of Incorporation, dated July 12, 1995, filed with the Secretary of State of the State of New York on July 17, 1995, as amended by the Certificate of Amendment of the Certificate of Incorporation, dated October 10, 2000, filed with the Secretary of State of the State of New York on October 11, 2000,

as amended by the Certificate of Change, dated October 27, 2005, filed with the Secretary of State of the State of New York on November 4, 2005 (as so amended, the “Certificate of Incorporation”), be further amended to change the name of the Company from “Park Electrochemical Corp.” to “Park Aerospace Corp.” (the “Name Change”). The text of the proposed amendment of the Company’s Certificate of Incorporation is set forth in Appendix A to this Proxy Statement.

On December 4, 2018, the Company completed the previously announced sale (the “Sale”) of its digital and radio frequency/microwave printed circuit materials business (the “Electronics Business”), including manufacturing facilities in Singapore, France, Arizona and California and R&D facilities in Arizona and Singapore, to AGC Inc., a Japanese corporation (the “Buyer”) for an aggregate purchase price of $145 million in cash. As a result of the Sale, the Company no longer operates an Electronics Business, and is now an Aerospace Company which develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. As a result, the current name of Park Electrochemical Corp. no longer accurately reflects the operations of the Company, whereas the proposed name change better reflects such operations.

The Name Change proposal, if approved by the Company’s shareholders, would have the effect of changing the legal name of the Company. If the Name Change is not approved, the Company’s legal name will continue to be Park Electrochemical Corp.

The Name Change will not affect the status of the Company or the rights of any shareholder in any respect, or the transferability of stock certificates presently outstanding. The currently outstanding share certificates evidencing shares of the Company’s securities bearing the name Park Electrochemical Corp. will continue to be valid and represent shares of Park Aerospace Corp. following the name change. In the future, new share certificates will be issued bearing the new name, but this in no way will affect the validity of shareholders’ current share certificates.

If the Name Change proposal is approved by the shareholders, the Name Change will become effective upon the filing of the Certificate of Amendment of the Certificate of Incorporation with the State of New York Department of State. The Company intends to file the Certificate of Amendment promptly after the shareholders approve the Name Change.

The text of the proposed Certificate of Amendment of the Certificate of Incorporation is attached as Appendix A to this Proxy Statement.

Vote Required

Approval of the Name Change requires the affirmative vote of the holders of a majority of all outstanding shares entitled to vote in person or by proxy on this proposal at the Meeting.

The Board recommends that shareholders vote “FOR” approval of the Name Change, as disclosed in this Proxy Statement. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the approval of the Name Change.

PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 FISCAL YEAR

The Audit Committee has appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the current fiscal year, which ends March 1, 2020, to audit the consolidated financial statements of the Company and its subsidiaries for the 2020 fiscal year and the Company’s internal control over financial reporting; and the Board is requesting ratification of such appointment by the shareholders at the Meeting. If this appointment is not ratified by the holders of a majority of the shares voting in person or by proxy at the Meeting, the Audit Committee will consider appointing another independent registered public accounting firm. The Audit Committee may terminate the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm without the approval or ratification of the Company’s shareholders whenever the Audit Committee considers such termination to be appropriate. A representative of CohnReznick LLP is expected to be present at the Meeting and will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

Vote Required

Ratification of CohnReznick LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Meeting. Abstentions will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the ratification of such appointment.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued for audit, audit-related, tax and all other services rendered by CohnReznick LLP for the last two fiscal years ended March 3, 2019 and February 25, 2018, respectively:

	2019	2018
Audit Fees(a)	$484,000	$484,000
Audit-Related Fees(b)	14,000	14,000
Tax Fees	0	0
All Other Fees	0	0
	$498,000	$498,000

(a)

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements and the audit of the Company’s internal control over financial reporting and include out-of-pocket expenses.

(b)	Audit-Related fees consist of fees for the audit of the Company’s Employees’ Profit Sharing and 401(k) Retirement Savings Plan.

The services performed by CohnReznick LLP were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee is to require that all services to be provided to the Company by the Company’s independent registered public accounting firm must be approved by the Audit Committee before such services are provided by the independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2020 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by February 15, 2020. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company’s principal executive offices by April 17, 2020. The Company’s By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than April 17, 2020 and not earlier than March 18, 2020.

OTHER MATTERS

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Board of Directors has determined that all members of the Audit Committee are “independent”, as required by the current rules of the New York Stock Exchange. The Committee functions pursuant to a Charter that has been adopted by the Board, as required by rules of the New York Stock Exchange.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and as to the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 3, 2019 with management and with CohnReznick LLP, the Company’s independent registered public accounting firm for the 2019 fiscal year. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. This discussion included, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures relating to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under the rules of the Securities and Exchange Commission as currently in effect and discussed with CohnReznick LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining such firm’s independence and has discussed with CohnReznick LLP their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements for the fiscal year ended March 3, 2019 has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2019 for filing with the Securities and Exchange Commission.

Audit Committee

Steven T. Warshaw, Chairman
Dale Blanchfield
Carl W. Smith

Proxy Solicitation

The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, telephone, electronic-mail, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $7,500, plus reimbursement of certain out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

Director Candidates

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders, which will be March 18, 2020.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee considers a candidate’s experiences, skills, expertise, diversity, character, business judgment, dedication, time availability in light of other commitments, potential conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. While the Nominating

Committee does not have a diversity policy, it considers diversity of knowledge, skills, professional experience, education and background in industries relevant to the Company as factors as it evaluates director candidates.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a CEO or CFO of a public company. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

When a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, including the non-management directors as a group, by mail. To communicate with the Board of Directors, any individual director or the non-management directors, correspondence should be addressed to the Board of Directors or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at the Company’s office at 48 South Service Road, Melville, New York 11747.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics and Business Conduct

For more than forty-five years, the Company has maintained basic corporate rules and guidelines agreed to in writing by its Chief Executive Officer and its business unit presidents and controllers. Such rules and guidelines cover such matters as personnel guidelines, transactions with suppliers, conflicts of interest and business ethics, transactions with relatives and friends, cash control and consolidations, capital expenditures, disposal of property, plant, equipment and inventory, insurance programs, legal matters and contracts, credit and collections, unusual business transactions and special charges and transfer charges, inventory levels, weekly and monthly financial reports and annual business plans, employee safety and environmental matters.

The Board has adopted a Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer and Controller and, as required by rules of the New York Stock Exchange, a Code of Business Conduct and Ethics for the Company’s directors, officers and employees. Substantially all of the matters required to be addressed in the Code of Ethics and Code of Business Conduct and Ethics have been addressed in the corporate rules and guidelines which the Company has maintained since 1967, although the Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and its subsidiaries.

The Company’s Code of Ethics and the Company’s Code of Business Conduct and Ethics are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders - Charters and Codes” as required by rules of the New York Stock Exchange and the Securities and Exchange Commission. In addition, copies of the Company’s Code of Ethics and Code of Business Conduct and Ethics are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s web site at the above internet address.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders - Charters and Codes” as required by rules of the New York Stock Exchange and are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

Other Matters to be Presented to the Meeting

The Board does not know of any other matters to be brought before the Meeting. If any other matters not mentioned in this Proxy Statement are properly brought before the Meeting, including matters incident to the conduct of the Meeting or relating to any adjournment of the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on any other matters properly presented at the Meeting.

Annual Report

The Annual Report on Form 10-K, including financial statements, of the Company for the fiscal year ended March 3, 2019 is enclosed herewith but is not a part of the proxy soliciting material. Additional copies of the Annual Report on Form 10-K are available to shareholders at no charge upon written request to the Corporate Secretary of the Company at the Company’s office at 48 South Service Road, Melville, New York 11747 or are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders – SEC Filings”.

By Order of the Board of Directors,

Stephen E. Gilhuley
Executive Vice President–Administration
and Secretary
Dated: June 14, 2019

Appendix A

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

PARK ELECTROCHEMICAL CORP.

(Under Section 805 of the Business Corporation Law)

FIRST. The current name of the corporation is PARK ELECTROCHEMICAL CORP. The name under which it was originally formed is: Park Name Plate Inc.

SECOND. The date of filing of the certificate of incorporation with the Department of State is: March 31, 1954.

THIRD. The amendment effected by this certificate of amendment is as follows:

Paragraph First of the Certificate of Incorporation relating to the name of the corporation is amended in its entirety as follows:

“First: The name of the corporation is Park Aerospace Corp.”

FOURTH. The certificate of amendment was authorized by:

X The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

__ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

A-1

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PARK ELECTROCHEMICAL CORP.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 16, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints P. MATTHEW FARABAUGH and STEPHEN E. GILHULEY, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the "Company") to be held at the offices of the Company, 48 South Service Road, Melville, New York on July 16, 2019 at 11:00 A.M., New York time, and any adjournments or postponements thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the following matters:

The Board of Directors recommends a vote "FOR" proposals 1, 2, 3 and 4.

1. **Election** of Directors

		For	Against	Abstain
1a.	Dale Blanchfield	[ ]	[ ]	[ ]
1b.	Emily J. Groehl	[ ]	[ ]	[ ]
1c.	Brian E. Shore	[ ]	[ ]	[ ]
1d.	Carl W. Smith	[ ]	[ ]	[ ]
1e.	Steven T. Warshaw	[ ]	[ ]	[ ]

[ ] FOR [ ] AGAINST [ ] ABSTAIN

[ ] FOR [ ] AGAINST [ ] ABSTAIN

[ ] FOR [ ] AGAINST [ ] ABSTAIN

5. The transaction of such other business as may properly come before the meeting.

Each properly executed proxy will be voted in accordance with specifications made hereon. If no specification is made, the shares represented by this Proxy will be voted "FOR" proposals 1, 2, 3 and 4, and in the discretion of the Proxies on any other business as may properly come before the meeting.

The validity of this proxy is governed by the New York Business Corporation Law.

The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended March 3, 2019 and the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Dated:________________________, 2019

____

____
(Signature(s) of Shareholder(s))

Please date and sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign.